EXHIBIT 99.1


On August 19, 1998 the Registrant issued the following press release:

"AmeriVest Properties Inc. Acquires Additional Office Buildings

ARVADA, Colo., Aug. 19/PRNewswire/ -- AmeriVest Properties Inc. (Nasdaq: AMVP) today announced that it has completed the acquisition of four bank office buildings in Texas. The total purchase price was $3,625,000. The purchase price included the assumption of existing debt of approximately $1,672,000 and cash of approximately $1,953,000 which was received from refinancing the Company's four self-storage facilities. The refinance of three of the four self-storage facilities was provided by an affiliate of Goldman, Sachs & Co., and the fourth was refinanced by a bank.

The four buildings, with a total square footage of approximately 60,200 square feet, are leased primarily to NationsBank under long-term leases. James F. Etter, CEO of AmeriVest Properties, stated, "These four properties will add approximately $280,000 or $.17 per share, in funds from operations on an annualized basis to the overall operations of the Company. These office buildings were acquired effective August 18 and will contribute positively to our operations in the 3rd and 4th quarters." These acquisitions bring the total number of properties acquired by AmeriVest this summer to 15, covering a total of 260,000 square feet and estimated to add $560,000 or $.37 per share, in aggregate funds from operations, which is prior to payment of debt service.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are disclosed in the Company's past and concurrent filings with the U.S. Securities And Exchange Commission. They include, but are not limited to, the risks and of locating and acquiring properties on favorable terms to the company.

AmeriVest Properties Inc., with its principal office in Arvada, Colorado, owns 19 small office buildings, a commercial industrial showroom building, and four self-storage properties. Its common stock and warrants trade on the Nasdaq Small Cap Market under the symbols 'AMVP' and 'AMVPW.'

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